EXHIBIT 2.1

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of the equity securities of Teekay Tankers Ltd. (the “Company,” “we,” “us,” and “our”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Amended and Restated Articles of Incorporation, as amended (the “Articles”) and the Amended and Restated Bylaws (the “Bylaws”), which are incorporated herein by reference.
DESCRIPTION OF CAPITAL STOCK
General
We may issue common stock or preferred stock in one or more distinct series, from time to time. This description summarizes the material terms of our common stock and material terms that would be common to all series of our preferred stock.
Authorized Capitalization
Our authorized capital stock consists of 685,000,000 shares, of which:

•	485,000,000 shares are designated as Class A common stock, par value $0.01 per share;

•	100,000,000 shares are designated as Class B common stock, par value $0.01 per share; and

•	100,000,000 shares are designated as preferred stock, par value $0.01 per share.
Exchange Listing
Shares of our Class A common stock are listed on the New York Stock Exchange, where they trade under the symbol “TNK”.
Transfer Agent and Registrar
The registrar and transfer agent for our common stock is Computershare Inc.
Common Stock
Voting Rights
Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to five votes per share. However, the voting power of the Class B common stock is limited such that the aggregate voting power of all shares of outstanding Class B common stock can at no time exceed 49% of the voting power of our outstanding Class A common stock and Class B common stock, voting together as a single class. Except as otherwise provided by the Business Corporations Act of the Republic of The Marshall Islands (the “Marshall Islands Act”), holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors. Marshall Islands law generally provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our Articles that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors (the “Board”) may declare from time to time out of funds legally available for dividends. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.
Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.
Liquidation Rights
Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Class A common stock and Class B common stock shall be entitled to receive the same amount per share of common stock of all our assets remaining after the payment of any liabilities and the satisfaction of any liquidation preferences on any outstanding preferred stock.
Conversion
Shares of our Class A common stock are not convertible into any other shares of our capital stock.
Each share of Class B common stock is convertible at any time at the option of the holder thereof into one share of Class A common stock. In addition:

•
upon any transfer of shares of Class B common stock to a holder other than Teekay Corporation (or any of its affiliates (not including us and our subsidiaries) or any successor to Teekay Corporation’s business or to all or substantially all of its assets), each of such transferred shares of Class B common stock shall automatically convert into one share of Class A common stock upon such transfer; and

•
each share of our Class B common stock will automatically convert into one share of our Class A common stock on the date, if any, that the aggregate number of outstanding shares of Class A common stock and Class B common stock beneficially owned by Teekay Corporation and its affiliates (not including us and our subsidiaries) or any successor to Teekay Corporation’s business or all or substantially all of its assets represents less than 15% of the aggregate number of shares of our then outstanding common stock.

Once converted into Class A common stock, shares of Class B common stock shall not be reissued or resold, the rights of the holders of the applicable shares of Class B common stock will cease and such holders will be treated for all purposes as record owners of the shares of the Class A common stock issuable upon such conversion.
Holders of Class B common stock that is converted as described above will be entitled to any dividends declared on such Class B common stock as of a record date preceding the time of conversion and unpaid at the time of conversion. If the record date for any dividend payable in shares of Class B common stock that may have been declared on shares of Class B common stock precedes a conversion described above, but the payment date is subsequent to the conversion, such dividend will be deemed to be declared and will be payable in shares of Class A common stock.
Shares of our common stock may not be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each such class.
Other Rights
Our common stock has no sinking fund, redemption provisions or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.
Transferability
There are no restrictions on the transfer of our common stock, except as may be required by law. If uncertificated shares are surrendered to us and we receive proper transfer instructions from the registered owner, we will cancel such shares, issue to the shareholder entitled thereto new equivalent uncertificated shares or certificated shares, as applicable, and the transaction will be recorded upon our books.
Preferred Stock
Our Articles authorize our Board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.
The voting, dividend, liquidation, redemption, conversion or other rights of any preferred stock we may issue could adversely affect the voting power and other rights of the holders of our common stock and may have the effect of decreasing the market price of our common stock.
Anti-Takeover Effect of Certain Provisions of Our Articles and Bylaws
Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Dual-Class Structure
As discussed above, our Class B common stock has five votes per share, subject to a 49% aggregate Class B common stock voting power maximum, while our Class A common stock has one vote per share. Teekay Corporation controls all of our outstanding Class B common stock, in addition to the shares of Class A common stock it controls. Because of our dual-class structure, Teekay Corporation is able to continue to control all matters submitted to our shareholders for approval even though it and its affiliates own significantly less than 50% of the total shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.
Blank Check Preferred Stock
As noted above, under the terms of our Articles, our Board has authority, without any further vote or action by our shareholders, to issue up to 100 million shares of “blank check” preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our Class A common stock.
Election and Removal of Directors
Our Bylaws and procedures for electing and removing directors and filling vacancies generally make it more difficult for certain shareholders to remove incumbent directors and to replace a majority of the Board, which may discourage a third party from making a tender offer or otherwise attempting to gain control of us.
Our shareholders may not call special meetings to elect directors except in lieu of an annual meeting as discussed below under Ability to Call Shareholder Meetings. Our Articles provide that any director or our entire Board may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire Board. However, from and after the date that Teekay Corporation and its affiliates (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock.
Limited Actions by Shareholders
Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders, provided that if the Marshall Islands Act permits action to be taken by less than unanimous written consent of our shareholders, the holders of voting power sufficient to take such specified action at a meeting at which all voting stock was present and voted, or as otherwise set forth in the Marshall Islands Act, may do so by written consent so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own shares representing a majority of the total voting power of our outstanding capital stock.
Ability to Call Shareholder Meetings
Under our Bylaws, annual general meetings will be held at a time and place selected by our Board. The meetings may be held in or outside of the Marshall Islands. If we fail to hold an annual meeting within 90 days of the designated date or if no date has been designated for a period of 13 months after our last annual meeting, a special meeting in lieu of an annual meeting may be called by shareholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting.
Our Bylaws provide that, subject to certain limited exceptions, only (a) our Chairman or Chief Executive Officer, at the direction of the Board, or (b) Teekay Corporation, so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock, may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board and shareholder consideration of a proposal may be delayed until the next annual general meeting.
Notice of Shareholder Proposals
To nominate persons for election to our Board or to bring other business before an annual meeting of shareholders, a shareholder or shareholders must own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all classes of our then-outstanding capital stock on the date of giving such notice and on the record date for the determination of shareholders entitled to vote at such meeting and must comply with the advance notice requirements set forth in our Bylaws.

Other Matters
Sales of Assets, Mergers and Dissolution.
Under the Marshall Islands Act, the sale of all or substantially all of our assets not made in the usual or regular course of our business or the non-judicial dissolution and liquidation of the Company are required to be approved by the holders of two-thirds of the outstanding shares of our capital stock entitled to vote on such matter or by a unanimous written consent of all holders of capital stock entitled to vote on the matter. In addition, the holders of one-half of the outstanding shares of capital stock entitled to vote may institute judicial dissolution proceedings in specified circumstances in accordance with the Marshall Islands Act.
Under the Marshall Islands Act, a merger or consolidation involving us (other than with subsidiaries at least 90% of whose shares we own) is required to be approved by the holders of a majority of the outstanding shares of our capital stock entitled to vote on the matter.
A class of shares may be entitled to vote separately as a class on various corporate activities. The vote for such class will be determined by the Marshall Islands Act and, if applicable, our Articles and Bylaws.
Dissenters’ Rights of Appraisal and Payment
Under the Marshall Islands Act, our shareholders have the right to dissent from various corporate actions, including certain mergers or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. The right of a dissenting shareholder to receive payment of the fair value of such shareholder’s shares is not available for the shares of any class or series of stock, which shares, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our Articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. A condition for such payment is that the dissenting shareholder must follow the procedures set forth in the Marshall Islands Act. In the event that we fail to agree with any dissenting shareholder on a price for the shares, such procedures involve, among other things, the institution of court proceedings in either the Republic of the Marshall Islands or the country where our shares are primarily traded, which is the United States. The value of the shares of a dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Board of Directors
Our Articles prohibit cumulative voting in the election of directors. This may discourage, delay or prevent the removal of incumbent officers and directors. Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. Our Articles provide that our Board must consist of at least three members and not more than twelve. Our Board may change the number of directors within a range of three to twelve directors pursuant to resolution approved by a majority of the total number of directors that we would have if there were no vacancies or unfilled newly created directorships. Shareholders may change the number of directors within a range of three to twelve only by the affirmative vote of holders of a majority of the voting power of all outstanding shares of our capital stock. However, from and after the date that Teekay Corporation and its subsidiaries (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, shareholders may change the number of directors only by the affirmative vote of not less than 80% of the total voting power of our outstanding capital stock.
Amendment of Articles or Bylaws
Under the Marshall Islands Act and our Articles, amendments to our Articles generally may be authorized by a vote of the holders of a majority of all of our outstanding shares entitled to vote. The approval of the holders of a majority of our outstanding shares of an adversely affected class or series of stock is also required for certain amendments, as noted above. In addition, in the event that Teekay Corporation and its subsidiaries (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, the vote of the holders of not less than 80% of the total voting power of our outstanding capital stock shall be required to amend or repeal certain provisions of our Articles as set forth therein.
Our Bylaws may be amended or repealed, or new Bylaws may be adopted, at any regular or special meeting of the Board by the affirmative vote of a majority of the entire Board or by unanimous written consent of the entire Board in lieu of a meeting. Our shareholders may amend or repeal any Bylaw by the affirmative vote of the holders of a majority of the voting power of all our outstanding capital stock entitled to vote. However, from and after the date, if any, that Teekay Corporation and its affiliates (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, at least 80% of the voting power of all our outstanding capital stock shall be required for our shareholders to amend or repeal certain sections of our Bylaws by vote. Our shareholders may also amend or repeal any Bylaw by written consent in lieu of a meeting as described above.
Limitations on Ownership.
Neither our Articles nor our Bylaws limit the right to own our securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities.
Corporate Opportunities
Our Articles renounce in favor of Teekay Corporation business opportunities that may be attractive to both Teekay Corporation and us. This provision effectively limits the fiduciary duties we or our shareholders otherwise may be owed regarding these business opportunities by our directors and officers who also serve as directors or officers of Teekay Corporation or its other affiliates. If Teekay Corporation or its affiliates (other than us and our subsidiaries) no longer beneficially own shares representing at least 20% of the total voting power of our outstanding capital stock, and no person who is an officer or director of us is also an officer or director of Teekay Corporation or its other affiliates (other than us and our subsidiaries), then this business opportunity provision of our Articles will terminate.

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